FIRST MARINER BANCORP REPORTS 1st QUARTER RESULTS

1st Quarter profits lower compared to 2006; Book Value holds at $12 per share

Baltimore, MD (April 24, 2007) -- First Mariner Bancorp (Nasdaq: FMAR), parent company of First Mariner Bank and Finance Maryland, LLC, today announced a net profit for the first quarter of 2007 of $100 thousand ($. 02 per diluted share) compared to net income for the quarter ended March 31, 2006 of $1.660 million ($.25 per diluted share). First Mariner reported its total assets ended the first quarter at $1.262 billion.

Edwin F. Hale, Sr., First Mariner’s chairman and chief executive officer said, “Our results for the first quarter have stabilized when compared to the fourth quarter of 2006, but were still disappointing. We continue to be negatively impacted by additional loans placed on non-accrual status, higher charge-offs, and increased costs related to loan workouts. These items are largely related to weaknesses in the residential housing sector in certain geographic markets. We believe we are taking all the necessary steps to work through these challenges.”

Asset Quality Update

First Mariner reported its non performing assets (non accrual loans and other real estate owned) increased $15.2 million from December 31, 2006. The Company placed $10.6 million of commercial loans on non accrual status during the quarter, and loans secured by residential real estate of approximately $4.6 million were also placed either on non accrual status or transferred to other real estate owned during the quarter. This resulted in a reduction of reported 1st quarter interest income of $750 thousand. Accruing loans past-due 90 days or more decreased $8.8 million from December 31, 2006, primarily reflecting the reduction due to the shift to non accrual status and the addition of repurchased residential 1st lien mortgages. Charge offs for First Mariner Bank increased $670 thousand due to increased losses on both commercial and residential real estate loans, while charge-offs for Finance Maryland increased $84 thousand.

The company continues to maintain a valuation allowance for loans repurchased totaling $1.027 million as of March 31, 2007, as well as a secondary marketing reserve for the losses related to anticipated buybacks of $2.5 million. Management continues to refine its methodology and is continually monitoring loan repurchase obligations and estimated losses associated with those repurchases. Management makes significant assumptions concerning the ultimate collectibility of loans currently delinquent, and those expected to be repurchased in the future. Additionally, the secondary marketing reserves are based upon projected volume of repurchases. Any significant change in these estimates will be reflected in the Company’s quarterly Form 10-Q, expected to be filed in early May of 2007.

During 2006, management took steps to alter underwriting guidelines and strengthen borrower qualification terms, and dramatically reduced its offering of second mortgage products through broker channels. In 2007, management has further enhanced its delinquency monitoring, and created programs to rehabilitate troubled loans through refinances or loan restructuring.

Early adoption of SFAS 157 and 159

The company also announced it has elected the early adoption provisions of Statements of Financial Accounting Standards (“SFAS”) number 157 “Fair Value Measures” and number 159 “Fair Value Option for Financial Assets and Financial Liabilities.” Under the provisions of the standards, the company has elected fair value accounting for $42 million of investment securities and $60 million of Federal Home Loan Bank advances. The early adoption required the company to reflect the difference between the book values and the fair values of these assets and liabilities (-$2.275 million) as of January 1, 2007 as an adjustment to retained earnings. The negative adjustment pertaining to the investment securities (-$993 thousand) was previously reflected in Stockholders’ Equity in Accumulated Comprehensive Income in the company’s financial statements dated December 31, 2006. The change in fair values of these assets and liabilities from January 1, 2007 through March 31, 2007 represented a trading loss of $111 thousand and is reflected as a reduction in other operating income. Management is considering the sale of the assets and/or redemption of the liabilities. The yield on the securities approximately 4.5% while the cost of the advances is 6.07%

Other Operating Data

Comparing balance sheet data as of March 31, 2007 balances to March 31, 2006, total assets were $1.262 billion, compared to $1.355 billion last year. The decrease was primarily due to the sale of approximately $100 million of investment securities and repayment of an equal amount of borrowings in December 2006. Loans outstanding increased $5 million (+1%), due to growth in Finance Maryland receivables of $16 million (+30%), increases in residential mortgage loans of $21 million (+48%), and bank consumer loans of $6 million (+4%). Commercial loans decreased by $9 million (-2%), while Residential construction loans declined by $29 million (-23%). Total mortgage loan originations totaled $249 million for the first quarter of 2007, compared to $338 million for the same period of 2006, largely due to product changes in the wholesale mortgage lending division. Deposits totaled $914 million (+3%) compared to $888 million at March 31, 2006. Money market accounts grew by $70 million (+33%), while interest and non-interest demand deposit accounts declined by $24 million (-11%), certificates of deposit decreased $9 million
(-2%), and savings accounts fell by $11 million (-16%).

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Total revenue decreased $85 thousand compared with the first quarter of 2006, primarily due to lower net interest income offset by increased non interest income. Net interest income decreased by $1.036 million (-8%), while non-interest income increased by $951 million (+16%).

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Average earning assets declined by $112 million, while First Mariner’s net interest margin for the first quarter of 2007 increased to 3.99% from 3.97% for the same period of 2006. The margin improvement reflects the positive impact of the balance sheet restructuring in the fourth quarter of 2006, largely offset by the negative impact of the increase in nonperforming assets.

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The provision for loan losses increased $115 thousand compared to the same quarter last year primarily due to the increase in net charge-offs which increased to $1.050 million compared to $296 thousand last year. Charge offs for First Mariner Bank increased $670 thousand due to increased losses on both commercial and residential real estate loans, while charge-offs for Finance Maryland increased $84 thousand. The allowance for loan losses totaled $11.886 million compared to $11.869 million at March 31, 2006 and totaled 1.39% of loans outstanding for both periods. Non-performing assets increased to $21.842 million (1.73% of total assets) from $3.718 million (0.27% of total assets) last year. Most of this increase is attributable to higher levels of non-performing commercial and residential mortgage loans. Accruing Loans 90 days or more past due increased to $18.480 million (2.16% of total loans) from $1.649 million (.19% of total loans) last year. This increase in 90-day delinquent loans is attributable to increases in both residential and commercial loans past due.

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Non-interest income increased by $951 thousand mainly due to the gains realized securities losses of $887 thousand. Gains on sales of mortgage loans and other mortgage banking revenue increased $255 thousand due to higher realized profit margins on the sales of loans. Commission from sales of nondeposit investment products improved by $213 thousand. Service fees on deposits decreased $209 thousand due to lower levels of overdraft income. Other non interest income decreased $235 thousand due to declines in values of assets and liabilities accounted for under fair value ($111 thousand) and lower rental income from the company’s former headquarters building ($85 thousand).

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Noninterest expenses increased by $2.128 million. Salaries and benefits increased by $925 thousand due to increased staffing levels and higher benefit costs. Occupancy and equipment related costs grew by $600 thousand due to additional space occupied for the new executive and administrative offices, expansion of consumer finance operations, new bank branches, and increased amortization of property improvements. Professional services increased due to costs associated with loan review and loan workouts. Other noninterest expenses increased $430 thousand due to higher facilities and equipment maintenance expenses, write-downs of other real estate owned, and branch related losses.

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Stockholders’ Equity increased by $4.528 million (+6%). Growth in stockholders’ equity reflects purchases of common stock through the exercise of options, warrants, and participation in stock purchase plans totaling $1.7 million, and the increase in the market value of securities classified as available for sale raised stockholders’ equity of $4.7 million. Retained earnings decreased due to the impact of the impact of adoption of SFAS 159 (-$2.275 million) net of the retention of the previous twelve months earnings ($368 thousand). First Mariner’s book value per share was $12.06 as of March 31, 2007. Capital Ratios were improved compared to last year and ended the quarter as follows: Leverage Ratio = 8.3%; Tier 1 risk-based ratio = 9.9%; Total Capital Ratio = 15.3%. All capital ratios exceed levels to qualify for “Well Capitalized” status under current regulatory definitions.

First Mariner Bancorp is a bank holding company with total assets of $1.262 billion. Its wholly owned banking subsidiary, First Mariner Bank, (total assets $1.164 billion) operates 26 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Worcester counties in Maryland, the City of Baltimore, and Shrewsbury, Pennsylvania. First Mariner Mortgage, a division of First Mariner Bank, operates 11 retail offices in Central Maryland, the Eastern Shore of Maryland, and Northern Virginia. First Mariner Mortgage also operates wholesale lending operations in Northern Virginia, and direct marketing mortgage operations in Baltimore City. Finance Maryland, LLC, (total assets $68 million) is a consumer finance subsidiary that currently operates 17 branches in Allegany, Baltimore, Carroll, Cecil, Frederick, Harford, Wicomico, and Washington counties in Maryland, four branches in Delaware, as well as a central approval center in Baltimore City. First Mariner Bancorp’s common stock is traded on the Nasdaq National Market under the symbol “FMAR”. First Mariner’s Web site address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes. The Company’s actual results could differ materially from management’s expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company’s business, successful implementation of the Company’s branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact: Mark A. Keidel - SVP/CFO 410-558-4281

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)
	For the period ended March 31,
	2007	2006	$ Change	% Change

Summary of Earnings:
Net interest income	$11,206	12,242	(1,036)	-8%
Provision for loan losses	537	422	115	27%
Noninterest income	6,949	5,998	951	16%
Noninterest expense	17,646	15,518	2,128	14%
Income before income taxes	(28)	2,300	(2,328)	-101%
Income tax expense	(128)	640	(768)	-120%
Net income	100	1,660	(1,560)	-94%

Profitability and Productivity:
Return on average assets	0.03%	0.51%	-	-94%
Return on average equity	0.51%	9.27%	-	-94%
Net interest margin	3.99%	3.97%	-	1%
Net overhead ratio	3.76%	2.90%	-	30%
Efficiency ratio	102.19%	85.08%	-	20%
Mortgage loan production	249,494	337,615	(88,121)	-26%
Average deposits per branch	36,571	35,512	1,059	3%

Per Share Data:
Basic earnings per share	$0.02	$0.26	(0.24)	-94%
Diluted earnings per share	$0.02	$0.25	(0.24)	-94%
Book value per share	$12.06	$11.64	0.42	4%
Number of shares outstanding	6,428,469	6,273,934	154,535	2%
Average basic number of shares	6,420,811	6,264,833	155,978	2%
Average diluted number of shares	6,631,130	6,596,661	34,469	1%

Summary of Financial Condition:
At Period End:
Assets	$1,261,977	1,354,920	(92,943)	-7%
Investment Securities	96,237	268,985	(172,748)	-64%
Loans	857,051	851,936	5,115	1%
Deposits	914,271	887,791	26,480	3%
Borrowings and repurchase agreements	186,095	313,033	(126,938)	-41%
Stockholders' equity	77,552	73,024	4,528	6%

Average for the period:
Assets	1,249,085	1,329,947	(80,862)	-6%
Investment Securities	131,678	273,933	(142,255)	-52%
Loans	859,389	847,794	11,595	1%
Deposits	907,645	869,299	38,346	4%
Borrowings	251,900	381,816	(129,916)	-34%
Stockholders' equity	78,977	72,636	6,341	9%
Capital Ratios:
Leverage	8.3%	7.8%	-	6%
Tier 1 Capital to risk weighted assets	9.9%	9.8%	-	1%
Total Capital to risk weighted assets	15.3%	15.3%	-	0%

Asset Quality Statistics and Ratios:
Net Chargeoffs	1,050	296	754	255%
Non-performing assets	21,842	3,718	18,124	487%
90 Days or more delinquent loans	18,480	1,649	16,831	1021%
Annualized net chargeoffs to average loans	0.50%	0.14%	-	249%
Non-performing assets to total assets	1.73%	0.27%	-	531%
90 Days or more delinquent loans to total loans	2.16%	0.19%	-	1014%
Allowance for loan losses to total loans	1.39%	1.39%	-	0%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the period ended March 31,
	2007	2006	$ Change	% Change
Assets:
Cash and due from banks	$32,404	$30,554	1,850	6%
Interest-bearing deposits	104,343	7,162	97,181	1357%
Trading securities, at fair value	40,901	-	40,901	100%
Available-for-sale investment securities, at fair value	55,336	268,985	(213,649)	-79%
Loans held for sale	57,273	100,532	(43,259)	-43%
Loans receivable	857,051	851,936	5,115	1%
Allowance for loan losses	(11,886)	(11,869)	(17)	0%
Loans, net	845,165	840,067	5,098	1%
Other real estate owned	5,991	65	5,926	9117%
Restricted stock investments, at cost	5,983	12,366	(6,383)	-52%
Property and equipment, net	50,836	41,062	9,774	24%
Accrued interest receivable	8,577	7,849	728	9%
Deferred income taxes	7,622	6,679	943	14%
Bank Owned Life Insurance	33,827	27,627	6,200	22%
Prepaid expenses and other assets	13,719	11,972	1,747	15%
Total Assets	$1,261,977	1,354,920	(92,943)	-7%

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$914,271	$887,791	26,480	3%
Borrowings	123,996	313,033	(189,037)	-60%
Borrowings carried at fair value	62,099	-	62,099	100%
Junior subordinated deferrable interest debentures	73,724	73,724	-	0%
Accrued expenses and other liabilities	10,335	7,348	2,987	41%
Total Liabilities	1,184,425	1,281,896	(97,471)	-8%

Stockholders' Equity
Common Stock	321	314	7	2%
Additional paid-in capital	57,110	55,366	1,744	3%
Retained earnings	19,934	21,845	(1,911)	-9%
Accumulated other comprehensive income	187	(4,501)	4,688	104%
Total Stockholders' Equity	77,552	73,024	4,528	6%
Total Liabilities and Stockholders' Equity	$1,261,977	1,354,920	(92,943)	-7%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the period ended March 31,
	2007	2006	$ Change	% Change
Interest Income:
Investment securities and other earning assets	$2,244	$3,287	(1,043)	-32%
Loans	19,734	19,028	706	4%
Total Interest Income	21,978	22,315	(337)	-2%

Interest Expense:
Deposits	6,929	5,047	1,882	37%
Borrowed funds and other	3,843	5,026	(1,183)	-24%
Total Interest Expense	10,772	10,073	699	7%

Net Interest Income	11,206	12,242	(1,036)	-8%

Provision for Loan Losses	537	422	115	27%

Net Interest Income After Provision for Loan Losses	10,669	11,820	(1,151)	-10%

Noninterest Income:
Service fees on deposits	1,470	1,679	(209)	-12%
ATM Fees	716	785	(69)	-9%
Gains on sales of mortgage loans	1,592	1,443	149	10%
Other mortgage banking revenue	731	625	106	17%
Gains on sales of investment securities, net	887	-	887	0%
Commissions on sales of nondeposit investment products	307	94	213	227%
Commissions on sales of other insurance products	587	561	26	5%
Income from bank owned life insurance	335	252	83	33%
Other	324	559	(235)	-42%
Total Noninterest Income	6,949	5,998	951	16%

Noninterest Expense:
Salaries and employee benefits	9,357	8,432	925	11%
Occupancy	2,240	1,703	537	32%
Furniture, fixtures and equipment	863	800	63	8%
Advertising	511	466	45	10%
Data Processing	429	449	(20)	-4%
Professional services	350	202	148	73%
Other	3,896	3,466	430	12%
Total Noninterest Expense	17,646	15,518	2,128	14%

Income Before Income Taxes	(28)	2,300	(2,328)	-101%

Income Tax Expense	(128)	640	(768)	-120%

Net Income	$100	1,660	(1,560)	-94%

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the period ended March 31,
	2007		2006
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$73,276	6.75%	$66,585	6.12%
Comm/Res Construction	138,626	7.54%	112,838	8.68%
Commercial Mortgages	315,853	7.33%	348,327	7.09%
Residential Constr - Cons	94,026	8.73%	122,576	7.43%
Residential Mortgages	58,212	4.39%	41,607	5.52%
Consumer	179,396	13.54%	155,861	13.09%
Total Loans	859,389	8.58%	847,794	8.30%

Loans held for sale	73,532	7.53%	81,454	7.32%
Available for sale securities, at fair value	131,678	5.01%	273,933	4.41%
Interest bearing deposits	41,609	4.84%	9,236	4.21%
Restricted stock investments, at cost	6,550	5.76%	12,479	5.39%

Total earning assets	1,112,758	7.93%	1,224,896	7.30%

Allowance for loan losses	(12,358)		(11,778)
Cash and other non earning assets	148,685		116,829

Total Assets	$1,249,085		$1,329,947

Liabilities and Stockholders' Equity
Interest-bearing deposits
NOW deposits	9,525	0.23%	12,147	0.21%
Savings deposits	59,136	0.30%	70,141	0.30%
Money market deposits	281,292	3.74%	216,246	2.57%
Time deposits	387,784	4.48%	393,470	3.73%
Total interest-bearing deposits	737,737	3.81%	692,004	2.96%

Borrowings	251,900	6.19%	381,816	5.34%

Total interest-bearing liabilities	989,637	4.41%	1,073,820	3.80%

Noninterest-bearing demand deposits	169,908		177,295
Other liabilities	10,563		6,196
Stockholders Equity	78,977		72,636

Total Liabilities and Stockholders' Equity	$1,249,085		$1,329,947

Net Interest Spread		3.52%		3.50%

Net Interest Margin		3.99%		3.97%